Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-218276

PROSPECTUS SUPPLEMENT NO. 1 DATED June 15, 2017

(To Prospectus dated May 26, 2017)

FUTURE FINTECH GROUP INC.
(formerly known as SkyPeople Fruit Juice, Inc.)

This is a supplement (“Prospectus Supplement No. 1”) to our prospectus, dated May 26, 2017 (as amended and supplemented through the date hereof, the “Prospectus”) that forms a part of our Registration Statement on Form S-1 (Reg. No. 333-218276), relating to shares of Future FinTech Group Inc. (formerly known as SkyPeople Fruit Juice, Inc.) (the “Company”) common stock offered from time to time by the Selling Stockholders named in the Prospectus.

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

On June 6, 2017, the Company filed a Certificate of Amendment with the Secretary of State for the State of Florida to amend and restate its articles of incorporation to change its name from SkyPeople Fruit Juice, Inc. to Future FinTech Group Inc., effective immediately (the “Name Change”). The Name Change was approved by the Company’s Board of Directors on March 30, 2017 and by shareholders holding a majority of the Company’s issued and outstanding capital stock on March 31, 2017. In addition, effective as of June 6, 2017, the Company’s bylaws were amended and restated to reflect the Name Change.

The information contained in this Prospectus Supplement No. 1 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 1 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 1. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is June 15, 2017.